UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

PARKWAY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11533	74-2123597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bank of America Center, 390 North Orange Avenue, Suite 2400, Orlando FL	32801
(Address of Principal Executive Offices, including zip code)	(Zip code)

Registrant’s telephone number, including area code: (407) 650-0593

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 2, 2014, Parkway Properties, Inc. (the “Company”), Parkway Properties LP (the “Borrower”) and certain subsidiaries of the Borrower entered into the First Amendment (the “First Amendment”) to the Amended, Restated and Consolidated Credit Agreement dated as of April 1, 2014, as amended (the “Credit Agreement”) with Wells Fargo Bank, National Association as Administrative Agent.

In connection with the previously disclosed pending acquisition of 22 office properties located in six states, the First Amendment amends the Credit Agreement to permit certain of the acquired properties in Tampa, Florida (the “Tampa Properties”) that are subject to a ground lease to be included in the pool of unencumbered assets for purposes of, among other things, determining borrowing availability under the Credit Agreement. Such change was effected by increasing the percentage of eligible properties permitted to be subject to a ground lease from 15% of the net operating income of the pool of unencumbered properties to 25% of the net operating income of such pool in circumstances where the Tampa Properties are included in such pool. The First Amendment also implemented certain other technical changes to, among other things, accommodate reverse Section 1031 exchange transactions.

Except as amended by the First Amendment, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing summary of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1	First Amendment to Amended, Restated and Consolidated Credit Agreement dated as of December 2, 2014 by and among Parkway Properties LP, Parkway Properties, Inc., Wells Fargo Bank, National Association as Administrative Agent and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2014	PARKWAY PROPERTIES, INC.

	BY:	/s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	First Amendment to Amended, Restated and Consolidated Credit Agreement dated as of December 2, 2014 by and among Parkway Properties LP, Parkway Properties, Inc., Wells Fargo Bank, National Association as Administrative Agent and the lenders party thereto